Exhibit 99.1

Youngevity International, Inc. Announces Declaration of Monthly Dividend for April 2022 for Series "D" Cumulative Redeemable Perpetual Preferred Stock

SAN DIEGO, CA ---April 19, 2022 - Youngevity International, Inc. (OTCM: YGYI), (“YGYI” or the “Company”), today announced the declaration of its regular monthly dividend of $0.203125 per share of its 9.75% Series D Cumulative Redeemable Perpetual Preferred Stock (OTCM:YGYIP) for April 2022.  The dividend will be payable on May 16, 2022, to holders of record as of April 29, 2022. The dividend will be paid in cash.

About Youngevity International, Inc.

Youngevity International, Inc. is a multi-channel lifestyle company operating in three distinct business segments including a commercial coffee enterprise, a commercial hemp enterprise, and a direct marketing enterprise. The Company features a multi country selling network and has assembled a virtual main street of products and services under one corporate entity. The Company offers products from the six top selling retail categories: health/nutrition, home/family, food/beverage (including coffee), spa/beauty, apparel/jewelry, as well as innovative services. For investor information, please visit YGYI.com. Be sure to like Youngevity on Facebook and follow us on Twitter.

Contacts:

Youngevity International, Inc.
Dave Briskie
President and Chief Investment Officer
1 800 982 3189 X6500

Investor Relations

YGYI Investor Relations

investors@ygyi.com